[Conyers Dill & Pearman Letterhead]

12 June 2007

Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441 299 4925 Julie.McLean@conyersdillandpearman.com 380463/JEM/at/corpdocs212335

Dear Sirs

Ingersoll-Rand Company Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 to be filed with the U.S. Securities and Exchange Commission (the "Commission") on 13 June, 2007 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of 14,000,000 Class A common shares, par value US$1.00 per share (the "Common Shares") which are to be issued pursuant to the Ingersoll-Rand Company Limited Incentive Stock Plan of 2007 (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, and certified extracts from (a) the resolutions of the directors of the Company passed on 4 April, 2007, (b) the resolutions of the members of the Company passed on 6 June, 2007, in each case as certified by the Secretary of the Company (collectively, the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the Resolutions remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (g) that the Plan is valid, binding and enforceable in accordance with its terms, (h) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, and (j) that the Common Shares will be listed on the New York Stock Exchange and the general permissions granted by the Bermuda Monetary Authority on 17 October, 2001 and 30 August, 2002 respectively will not have been revoked or amended at the time of issue of any Common Shares or of any stock options pursuant to the Plan.

The obligations of the Company under the Plan (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Common Shares pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/Conyers Dill & Pearman
CONYERS DILL & PEARMAN